Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-112874) pertaining to the 2003 Equity Incentive Plan of Hilltop Holdings Inc. of our report dated March 15, 2013, with respect to the consolidated financial statements of PrimeLending, a PlainsCapital Company and our report dated February 28, 2013, with respect to the financial statements of First Southwest Company, included in this Current Report on Form 8-K of Hilltop Holdings Inc. The PrimeLending, a PlainsCapital Company and First Southwest Company financial statements, to which our reports relate, are not presented separately herein.

/s/ Ernst & Young LLP

Dallas, Texas

May 28, 2014